UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 21, 2020

BLACK RIDGE OIL & GAS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-53952	27-2345075
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

110 North 5th Street, Suite 410

Minneapolis, MN 55403

(Address of principal executive offices)

(Zip Code)

Registrant’s telephone number, including area code:  (952) 426-1241

_________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(g) of the Act:

Title of each Class	Trading Symbol	Name of each exchange on which registered
Common Stock	ANFC	OTCQB

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

INFORMATION TO BE INCLUDED IN THE REPORT

Item 3.03. Material Modifications to Rights of Security Holders.

On February 18, 2020, Black Ridge Oil & Gas, Inc. (the “Company”) filed a Certificate of Amendment to its Articles of Incorporation (the “Amended Articles”) with the Secretary of State of Nevada to effect the Company’s previously announced 300-for-one reverse stock split (the “Reverse Stock Split”) of the Company’s issued and outstanding common stock, par value $0.0001 per share (the “Common Stock”). The Reverse Stock Split, effective as of February 21, 2020 (the “Effective Date”), converts every 300 shares of the Company’s issued and outstanding Common Stock into one share of Common Stock.

Pursuant to the Amended Articles, no fractional shares will be issued for any fraction of a share of common stock that would otherwise have resulted from the Reverse Stock Split. Following the Effective Date:

•	Stockholders owning 300 or more shares of Common Stock will receive (1) one share of Common Stock for every 300 shares owned and (2) cash in lieu of fractional shares upon the surrender of such stockholder’s shares;

•	Stockholders owning between 25 and 300 shares of Common Stock will have their ownership of shares of Common Stock rounded up to one share; and

•	Stockholders owning fewer than 25 shares of Common Stock will receive cash in lieu of fractional shares upon the surrender of such stockholders’ shares and will no longer own shares of Common Stock.

Any cash payment in lieu of fractional shares is based on the volume weighted average of the closing sales prices of the Company’s Common Stock on the OTCQB operated by OTC Markets Group Inc. (the “OTCQB”) during regular trading hours for the five consecutive trading days immediately preceding the Effective Date.

For 20 business days including the Effective Date, the Company’s Common Stock will trade on the OTCQB under the symbol “ANFCD.” Following this period, the Company’s Common Stock will resume trading on the OTCQB under the symbol “ANFC ” with a new CUSIP number (09216Q 202).

The Reverse Stock Split affects all stockholders of Common stock uniformly and does not affect any stockholder’s percentage ownership interest in the Company, except for de minimus changes as a result of the elimination of fractional shares. As a result of the Reverse Stock Split, the number of shares of the Company's common stock outstanding is reduced from approximately 480 million shares to approximately 1.6 million shares.

On January 10, 2020, the Company filed a definitive information statement with the Securities and Exchange Commission to notify stockholders in accordance with Chapter 78 of the Nevada Revised Statutes (the “NRS”) that, in lieu of a meeting of the stockholders of the Company, the Board of Directors of the Company (the “Board”), had taken and approved actions to effect the Reverse Stock Split (the “DEF 14C”). The Board has determined not to proceed with the name change discussed in the DEF 14C at this time. The DEF 14C was distributed to shareholders on January 15, 2020 and included a letter of transmittal for stockholders which included instructions for the receipt of cash payment in lieu of fractional shares. Stockholders should follow the instructions in such letter of transmittal.

The foregoing description of the Amended Articles does not purport to be complete and is qualified in its entirety by reference to the complete Amended Articles, a copy of which is filed as Exhibit 3.1 to this Current Report on Form 8-K and incorporated herein by reference.

On February 21, 2020, the Company issued a press release announcing the effectiveness of the Reverse Stock Split, a copy of which is furnished as Exhibit 99.1 and is available on the Company’s investor relations website at https://ir.stockpr.com/blackridgeoil/overview.

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Item 5.03. Amendments to Articles of Incorporation or Bylaws

The information set forth in Item 3.03 is hereby incorporated by reference into this Item 5.03.

Item 9.01. Financial Statements and Exhibits.

(d)        Exhibits

Exhibit No.	Description

3.1	Certificate of Amendment to Articles of Incorporation

99.1	Press Release dated February 21, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLACK RIDGE OIL & GAS, INC.

	By:	/s/ Kenneth DeCubellis
Kenneth DeCubellis
Chief Executive Officer and Interim Chief Financial Officer

Date: February 21, 2020

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